UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 25


                   NOTIFICATION OF REMOVAL FROM LISTING AND/OR
                     REGISTRATION UNDER SECTION 12(b) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Commission File Number 1-16525

(Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered):

           CVD Equipment Corporation,
           American Stock Exchange

(Address, including zip code, and telephone number, including area code, of Issuers principal executive offices):

         1860 Smithtown Avenue, Ronkonkoma, New York 11779; (631) 981-7081.

(Description of class of securities):             Common Stock, $0.01 par value


Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[]17 CFR 240.12d2-2(a)(l)

[]17 CFR 240.12d2-2(a)(2)

[]17 CFR 240.12d2-2(a)(3)

[]17 CFR 240.1 2d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.

Pursuant to the requirements of the Securities Exchange Act of 1934, CVD Equipment Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

September 19, 2007                          By         /s/ Glen Charles
--------------------------                    ----------------------------------
Date                                          Name:    Glen Charles
                                              Title:   Chief Financial Officer